Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS 89% INCREASE

IN THIRD QUARTER NET INCOME

BURLINGTON, NEW JERSEY – February 12, 2008 – Franklin Electronic Publishers, Inc. (AMEX:FEP), a world leader in electronic handheld information, today reported an 89% increase in net income to $741,000 or $0.09 per share for the fiscal 2008 third quarter, from $393,000 or $0.05 per share in the same quarter last year. Sales decreased marginally to $17,044,000 compared to $17,179,000 in last year’s quarter. Gross margin contribution increased three percentage points to 50%, up from 47% in the year-ago quarter. The Company’s European business operations continued to contribute increased sales and profitability during the quarter, partially offsetting a reduction in both sales and profit in the Company’s North American business operation.

For the nine months ended December 31, 2007, sales were $45,698,000, an increase of $4,458,000 or 11% compared with $41,240,000 reported for the same period last year. Net income for the nine months increased to $3,592,000 or $0.44 per share, compared to a net loss of $1,544,000 or $0.19 per share in the prior period.

Revenue for the nine months included $3,000,000 reflected as “other operating revenue” that the Company received from Seiko Instruments, Inc. (SII) in consideration for the elimination of minimum purchase commitments in the agreements under which SII distributes Franklin products in Japan and Franklin distributes SII products in the United States and Germany. The benefit to net income for the nine months from the SII payment, after deducting related costs, was approximately $2,400,000. These costs are reflected in operating expenses. Excluding the impact of the SII payment and related expenses, net income for the nine months would have been $1,191,000 or $0.14 per share.

Barry Lipsky, Franklin’s President and Chief Executive Officer, stated “I am quite pleased with the 89% increase in net income and the positive contribution from our European operations in the third quarter. While there were many positives in the quarter, our North American operations were impacted by a slow down in consumer spending which resulted in weaker than expected holiday sales. Despite retail pressures, we have continued to maintain strong margins tracking in line with last quarter’s performance and internal expectations.” Mr. Lipsky added, “We continue to maintain a strong financial position with approximately $9 million in cash and no debt. We remain intensely focused on executing our strategic growth initiatives to help us achieve our long term operating income growth objectives.”

About Franklin

Franklin Electronic Publishers, Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 39,000,000 electronic books since 1986. Current titles available directly or through partners number more than 40,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the words “should” or “would” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and other electronic products, changes in technology, the successful integration of any acquisitions, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS INC.

(in thousands, except share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
SALES	$17,044	$17,179	$45,698	$41,240
OTHER OPERATING REVENUE			3,000

TOTAL REVENUE	17,044	17,179	48,698	41,240
GROSS MARGIN	8,524	8,111	25,389	18,969
INCOME (LOSS) BEFORE INCOME TAXES	999	553	3,914	(1,328)
NET INCOME (LOSS)	741	393	3,592	(1,544)
INCOME (LOSS) PER COMMON SHARE:
Basic	$0.09	$0.05	0.44	(0.19)
Diluted	$0.09	$0.05	0.42	(0.19)
WEIGHTED AVERAGE COMMON SHARES:
Basic	8,235	8,218	8,225	8,217
Diluted	8,563	8,330	8,477	8,217